MADISON FUNDS
SUBSCRIPTION AGREEMENT

MADISON FUNDS, a statutory trust organized under the laws of the State of Delaware (the “Trust”), and  Madison Asset Management, LLC (the “Buyer”), a limited liability company organized under the laws of the State of Wisconsin, agree as follows:

1.           OFFER AND PURCHASE.

The Trust offers to the Buyer, and the Buyer agrees to purchase $1,000 of Class Y shares (the “Shares”) of each of the following funds (each a series of the Trust):  (i) Madison Government Bond Fund, (ii) Madison High Quality Bond Fund, (iii) Madison Corporate Bond Fund, (iv) Madison Investors Fund, (v) Madison NorthRoad International Fund, (vi) Madison Dividend Income Fund, (vii) Madison Disciplined Equity Fund, (viii) Madison Tax-Free Virginia Fund, and (ix) Madison Tax-Free National Fund (collectively referred to as the “New Funds”).   The Buyer acknowledges receipt from the Trust of the Shares and the Trust acknowledges receipt from the Buyer of an aggregate of $9,000 in full payment for the Shares.

2.           REPRESENTATION BY BUYER.

The Buyer represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view to resale or further distribution.

3.           LIMITATION OF LIABILITY.

The Trust and the Buyer agree that the obligations of the Trust under this Agreement will not be binding upon any of the Trustees, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Trust, individually, but are binding only upon the assets and property of the Trust.  The execution and delivery of this Agreement has been authorized by the Trustees of the Trust, and signed by an authorized officer of the Trust, acting as such, and neither the authorization by the Trustees nor the execution and delivery by the officer will be deemed to have been made by any of them individually or to impose any liability on any of them personally, but will bind only the trust property of the Trust.  No series of the Trust will be liable for any claims against any other series.

4.           NO RIGHT OF ASSIGNMENT.

The Buyer’s right under this Agreement to purchase the Shares is not assignable.

5.           DATES.

This Agreement will become effective as of the date the Trust’s next Registration Statement on Form N-1A relating to the New Funds becomes effective.

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the 19th day of April, 2013.

                                     MEMBERS MUTUAL FUNDS

                                     By: (signature)
                                         ---------------------------------------
                                     Name:  Katherine L. Frank
                                     Title:  President

                                     BUYER: MADISON ASSET MANAGEMENT, LLC

                                     By: (signature)
                                         ---------------------------------------
                                     Name:  Elizabeth A. Dettman
                                     Title:  Chief Financial Officer